Exhibit 10.2
RETIREMENT, TRANSITION AND CONSULTING AGREEMENT
This Retirement, Transition and Consulting Agreement (this “Agreement”) is made as of May 7, 2021 (the “Effective Date”), by and among Gates Corporation (the “Company”), Gates Industrial Corporation plc (the “Parent”), and Roger Gaston (the “Executive”).
WHEREAS, the Executive currently serves as Executive Vice President and Chief Human Resources Office of the Company and the Parent (the “CHRO”) pursuant to the terms of that certain Offer Letter dated January 2, 2018 (the “Offer Letter”);
WHEREAS, the Executive has announced the Executive’s desire to retire from the Executive’s current position;
WHEREAS, the Executive has agreed to serve as a consultant to the Company for a period following the Executive’s retirement as more fully set forth herein; and
WHEREAS, the parties wish to document the terms of the Executive’s transition from the Executive’s current role to the consulting arrangement as set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Company, the Parent and the Executive agree as follows:
1.Retirement.
a.From the Effective Date through the Transition Date (as defined below) (such period, the “Employment Period”), the Executive shall continue to be employed as the CHRO, subject to Section 2 hereof. During the Employment Period, the Executive shall continue to perform the Executive’s regular duties as CHRO. As of the Transition Date, the Executive hereby resigns as CHRO and from all other positions, including any officer and board positions, held with the Company, the Parent and/or its affiliates (the “Company Group”).
b.The Transition Date will be the termination date of the Executive’s employment for purposes of participation in and coverage under all compensation and benefit plans and programs sponsored by or through the Company Group, except as otherwise provided herein. The Executive acknowledges and agrees that upon the Transition Date, and in each case other than as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Executive (and the Executive’s eligible dependents) shall no longer be eligible for, actively participate in, accrue service credit or have contributions made, either by the Executive or on the Executive’s behalf, under any employee benefit plan sponsored or maintained by any member of the Company Group in respect of periods commencing following the Transition Date, including without limitation, the Gates Matchmaker Plan, the Gates Corporation Supplemental Retirement Plan, the Gates Industrial Corporation plc Executive Severance Plan, the Gates Industrial Corporation plc Executive Change in Control Plan, the Gates Global Bonus Policy, any workers’ or unemployment compensation benefits, any plan which is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and fringe benefits or other similar plans of the Company Group, and the Executive shall have no further right to receive any such benefits from any member of the Company Group.
c.“Transition Date” is June 2, 2021, the date of the Executive’s termination of employment with the Company.
2. Continuing Duties and Compensation During Employment Period.
a.During the Employment Period, the terms of the Offer Letter remain in full force and effect, provided that the parties agree that neither the entering into of this Agreement nor the matters contemplated hereby shall give to rise to any right or claim of “constructive termination,” or “qualifying termination,” or “good reason” under the Gates Industrial Corporation plc Executive Severance Plan, or any similar right under any other compensation, benefit or equity plan of the Company Group.
b.During the Employment Period, the Executive shall continue to receive the Executive’s base salary at the annualized rate of $420,000, shall be eligible to participate in the same employee benefit plans on the same basis as immediately prior to the Effective Date and shall continue to vest in outstanding Equity Awards (as defined below) in accordance with and subject to the terms thereof.

Exhibit 10.2
3. Consulting Arrangement.
a.Effective upon the Transition Date, and provided that the Executive’s employment with the Company was not terminated as a result of a termination for Cause, a resignation without Good Reason (for the avoidance of doubt, excluding a resignation on the Transition Date to commence the Consulting Term (as defined below)) or a termination upon disability or death (any such termination, a “Disqualifying Termination”), the Company agrees to retain the Executive and he agrees to serve as a consultant to the Company during the period commencing on the Transition Date and continuing until May 31, 2022 (such period, the “Consulting Term”). During the Consulting Term, the Executive shall, from time to time, provide consultation to the Chief Executive Officer regarding the Company, its human capital related strategic business plans, the transition of duties of the Executive to other officers or employees of the Company Group, and such other matters as the Chief Executive Officer may reasonably request (such services, the “Consulting Services”). The parties agree that the Executive’s transition to the role of consultant as contemplated herein shall be treated as a voluntary resignation for all purposes under the Offer Letter, the Gates Industrial Corporation plc Executive Severance Plan, the Gates Global Bonus Policy, or any other compensation, benefit or equity plan of the Company Group, except as otherwise stated herein.
b.In consideration for the Consulting Services during the Consulting Term, the Company shall pay the Executive a consulting fee of $10,000 per month (“Consulting Fees”). The Consulting Fees shall be paid to the Executive, in arrears, on or about the last business day of the month to which such Consulting Fees relate.
c.During the Consulting Term, and so long as the Executive is providing the Consulting Services, reasonable business expenses incurred by the Executive in the performance of the Consulting Services shall be reimbursed by the Company in accordance with Company policies applicable to consultants of the Company.
d.During the Consulting Term, the Executive shall not be an employee of any member of the Company Group. The Executive shall have no authority to act as an agent of the Company Group, except on authority specifically so delegated, and the Executive shall not represent to the contrary to any person. The Executive shall not direct the work of any employee of the Company Group, or make any management decisions, or undertake to commit the Company Group to any course of action in relation to third persons. Although the Company may specify the results to be achieved by the Executive and may control and direct him in that regard, the Company Group shall not control or direct the Executive as to the specific manner by which such results are accomplished.
e.The Company may only terminate the Consulting Term prior to its completion in the event the Executive breaches the Executive’s restrictive covenants in Section 6 hereof, or upon the occurrence of an event constituting Cause (as defined in any compensation plan of the Company, but modified with all references to the Executive’s duties or employment as referring to the Executive’s duties and retention as a consultant pursuant to this Agreement). The Consulting Term may be extended for any period by mutual, written agreement of the Company and the Executive.
4. Treatment of Equity Awards During and Following the Consulting Term.
a.The Executive has been granted certain equity awards (the “Equity Awards”), in each case, on the terms provided in the 2014 Omaha Topco LTD Stock Incentive Plan and the Gates Industrial Corporation plc 2018 Omnibus Incentive Plan (together, the “Company’s Equity Plans”). The Executive acknowledges that the Executive is not entitled to any additional grants of equity or equity-based awards in the Executive’s capacity as a consultant of the Company Group during the Consulting Term.
b.Subject to the Executive’s compliance with Section 6 hereof and unless otherwise subject to accelerated vesting in accordance with the Company’s Equity Plans in connection with certain terminations of employment, the Executive’s continued service as a consultant of the Company during the Consulting Term shall be treated as continued service with the Company for purposes of vesting under the Company’s Equity Plans.
5. No Further Rights. Following the Consulting Term, except as set forth in this Agreement, the Executive shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.
6. Affirmative Covenants.
a.The Executive hereby reaffirms the Executive’s restrictive covenant obligations provided in that certain Confidentiality and Restrictive Covenants Agreement executed by the Executive on August 15, 2016 (the “CRCA”), except that, for the purposes of the CRCA, the “Restricted Period” shall end on the date that is twelve (12) months following the date of the completion of the Consulting Term.

Exhibit 10.2
b.Nothing in this Agreement or the Offer Letter shall prohibit the Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosure relating thereto to any such Governmental Entity, that are protected under the whistleblower provisions of any such law or regulation provided that in each case (i) such communications and disclosures are consistent with applicable law and made in good faith and (ii) the information subject to such disclosure was not obtained by the Executive through a communication that was subject to the attorney-client privilege, unless such disclosure of that information would otherwise be permitted by an attorney pursuant to applicable state attorney conduct rules. Moreover, the Executive does not need any prior authorization from (or to give prior notice to) the Company regarding any such communication or disclosure. The Executive also acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
c.The Executive agrees that the Executive shall provide reasonable cooperation to the members of the Company Group and the Company’s Chief Legal Officer in connection with any report, inquiry, investigation, action, administrative proceeding or litigation (or any appeal therefrom) relating to any matter that occurred during the Executive’s employment with any member of the Company Group in which the Executive was involved or of which the Executive has knowledge. In consideration for the Executive’s compliance with this Section 6(c), the Company agrees to reimburse the Executive for reasonable out-of-pocket expenses incurred at the request of the Company. The Company agrees that any requests for cooperation shall consider and accommodate the Executive’s employment obligations, if any, following the Transition Date. The Executive agrees that, in the event the Executive is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding or otherwise) which in any way relates to the Executive’s employment with the Company Group, except as provided in Section 6(b) above, the Executive shall give prompt notice of such request to the Company’s Chief Legal Officer and will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.
d.On or as promptly as practicable after the completion of the Consulting Term, except as otherwise provided by the Company, the Executive shall return to the Company all the Company Group’s property, including, to the extent applicable, laptop, smart phone, keys, card access to the building and office floors, phone card, computer username and password, data storage devices and/or voicemail code. The Executive shall not take or copy in any form or manner any Company Group files, financial information, lists of customers, prices, or any other confidential and proprietary materials or information of the Company Group, except to the extent appropriate for the performance of the Consulting Services.
7. Non-Admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of any member of the Company Group.
8. Miscellaneous Provisions.
a.Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Colorado without reference to the principles of conflicts of law of the State of Colorado or any other jurisdiction, and where applicable, the laws of the United States.
b.Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

Exhibit 10.2
c.Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by certified or registered mail, postage prepaid, or email, as follows:
i.If to the Company:
Cristin C. Bracken
Chief Legal Officer
Gates Industrial Corporation plc
1144 Fifteenth Street, Suite 1400
Denver, Colorado 80202
cristin.bracken@gates.com

ii.If to the Executive, at the last address that the Company has in its personnel records for the Executive, or
Roger C. Gaston
______________
_______________

iii.At any other address as any party shall have specified by notice in writing to the other party.
d.Counterparts. This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same document.
e.Entire Agreement. This Agreement, together with the Offer Letter, the CRCA, and the Company’s Equity Plan, sets forth the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior and contemporaneous oral and written discussions, agreements and understandings of any kind or nature.
f.Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a duly authorized officer of the Company. By an instrument in writing similarly executed, the Executive or a duly authorized officer of the Company may waive compliance by the other party with any specifically identified provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.
g.No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.
h.Construction. This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “and” and “or” are each used both conjunctively and disjunctively; (iii) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (iv) “includes” and “including” are each “without limitation”; (v) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

Exhibit 10.2
i.Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement, shall be settled solely and exclusively by a binding arbitration process administered by the American Arbitration Association (the “AAA”) in Denver, Colorado. Such arbitration shall be conducted in accordance with the then-existing rules of Practice and Procedure, with the following exceptions if in conflict: (a) one arbitrator who is a retired judge shall be chosen by AAA; (b) each party to the arbitration will pay one-half of the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator, except that the Company shall pay all of such fees and expenses if the Executive is the prevailing party in the arbitration; and (c) arbitration may proceed in the absence of any party if written notice (pursuant to the AAA rules and regulations) of the proceedings has been given to such party. Each party shall bear its own attorneys’ fees and expenses, provided that the arbitrator may assess the prevailing party’s fees and costs against the non-prevailing party as part of the arbitrator’s award. The parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing of an action for injunctive relief or specific performance as provided in this Agreement. This dispute resolution process and any arbitration hereunder shall be confidential and neither party nor the neutral arbitrator shall disclose the existence, contents or results of such process without the prior written consent of all parties, except where necessary or compelled in a court to enforce this arbitration provision or an award from such arbitration or otherwise in a legal proceeding. Notwithstanding the foregoing, the Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.
j.Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
k.Assignment. The Executive’s rights and obligations under this Agreement shall not be transferable by the Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if the Executive dies, all amounts payable to the Executive hereunder on or following the Executive’s death shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee, or if there be no such designee, to your estate.
l.Taxes. The Company may withhold from any payments made under this Agreement applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. The parties hereby acknowledge and agree that the Consulting Fees shall not be deemed wages and the Executive will receive a Form 1099 in connection with the receipt of the Consulting Fees and will be solely responsible for, and shall pay, all taxes assessed on such fees under the applicable laws of any federal, state, or local jurisdiction. The Company may rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise. The Executive acknowledges and represents that the Company has not provided any tax advice to the Executive in connection with this Agreement and the Executive has been advised by the Company to seek tax advice from the Executive’s own tax advisors regarding this Agreement and payments and benefits that may be made to the Executive pursuant to this Agreement.
m.Sections 409A.
i.General. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be complying therewith.

Exhibit 10.2
ii.Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is designated under this Agreement as payable upon the Executive’s termination of employment shall be payable only upon the Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the thirtieth (30th) day following the Executive’s Separation from Service. Any installment payments that would have been made to the Executive during the thirty (30) day period immediately following the Executive’s Separation from Service but for the preceding sentence shall be paid to the Executive on the thirtieth (30th) day following the Executive’s Separation from Service and the remaining payments shall be made as provided in this Agreement.
iii.Specified Employee. Notwithstanding anything in this Agreement to the contrary, if the Executive is deemed by the Company at the time of the Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which the Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of the Executive’s benefits shall not be provided to the Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service with the Company or (ii) the date of the Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to the Executive (or the Executive’s estate or beneficiaries), and any remaining payments due to the Executive under this Agreement shall be paid as otherwise provided herein.
iv.Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to the Executive shall be paid to the Executive no later than December 31 of the year following the year in which the expense was incurred; provided that the Executive submits the Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and the Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
v.Installments. The Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

Exhibit 10.2
IN WITNESS WHEREOF, the Company, the Parent and the Executive have executed this Agreement as of the date first above written.

GATES CORPORATION
By:	/s/ Ivo Jurek
	Name:	Ivo Jurek
	Title:	Chief Executive Officer

[Signature Page to Retirement, Transition and Consulting Agreement]

Exhibit 10.2

GATES INDUSTRIAL CORPORATION plc
By:	/s/ Ivo Jurek
	Name:	Ivo Jurek
	Title:	Chief Executive Officer

[Signature Page to Retirement, Transition and Consulting Agreement]

Exhibit 10.2

EXECUTIVE
By:	/s/ Roger C. Gaston
	Name:	Roger C. Gaston
[Signature Page to Retirement, Transition and Consulting Agreement]